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                                                                  Exhibit 99(A)


Contacts:  Frank P. Willey                             William S. Cobb
           President                                   Senior Vice President
           Allen D. Meadows                            Chief Financial Officer
           Executive Vice President                    (800) 380-0359
           Chief Financial Officer
           (805) 563-1566

FOR IMMEDIATE RELEASE
---------------------

          FIDELITY NATIONAL FINANCIAL, INC. AND GRANITE FINANCIAL, INC.
          -------------------------------------------------------------
                          ANNOUNCE COMPLETION OF MERGER
                          -----------------------------

         Irvine, Calif., February 26, 1998 -- Fidelity National Financial, Inc. (NYSE:FNF), one of the nation's leading title insurance underwriters and Granite Financial, Inc. (NASDAQ:GFNL), an industry consolidator in the $48 billion small-ticket lease financing market, today announced the completion of the previously announced merger of Granite Financial, Inc. into a wholly-owned subsidiary of Fidelity National Financial, Inc.

         The shareholders of both companies resoundingly approved the merger at special shareholders' meetings held on Tuesday, February 24, 1998. The merger was completed today. Under the terms of the agreement, shareholders of Granite Financial, Inc., common stock will receive 0.702 shares of Fidelity National Financial, Inc., common stock with fractional shares to be paid in cash.

         William P. Foley, II, Chairman and Chief Executive Officer of Fidelity National Financial, Inc. said, "We are very pleased to add Granite to our family of companies as we continue our evolution to a diversified financial services company. Granite brings to Fidelity the platform with which to participate in the dynamic and rapidly growing small-ticket leasing business. Granite will also provide greater and more stable earnings to the benefit of Fidelity shareholders.

                                     -more-

FIDELITY NATIONAL FINANCIAL, INC. AND GRANITE FINANCIAL, INC. ANNOUNCE COMPLETION OF MERGER


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         William W. Wehner, Chairman and Chief Executive Officer of Granite
Financial, Inc., stated, "We are very excited to be joining Fidelity Financial and look forward to realizing the benefits of this merger. Fidelity provides Granite with the additional financial resources it needs to continue its role as a consolidator in the leasing business. These resources will also better permit us to provide a broader range of services and products to our customers."

         Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters. Fidelity National Financial is engaged in the business of issuing title insurance and performing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries:
Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Tennessee, Nations Title Insurance of New York Inc., and National Title Insurance of New York Inc.

         Granite Financial, Inc. headquartered in Golden, Colorado, is an industry consolidator in the $48 billion small-ticket lease finance market. The Granite Financial companies are engaged in the business of originating, purchasing, funding, selling and servicing equipment leases where the original equipment value is less than $150,000 for a broad range of businesses located throughout the United States.

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